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                                                                   Exhibit 10(a)

                            ALBERTO-CULVER COMPANY

                           MANAGEMENT INCENTIVE PLAN

               (as amended and restated through November 1, 2000)

1. Establishment. Alberto-Culver Company and its subsidiaries hereby establish the Management Incentive Plan ("MIP") for key salaried employees of the Company. The MIP provides for annual awards to be made to Participants based upon financial performance and achievement of Individual Bonus Objectives. This MIP is established as an unfunded, non-qualified incentive compensation plan intended for the benefit of employees who are among a select group of management and/or highly compensated participants. Nothing contained in this MIP and no action taken pursuant to the provisions of this MIP shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and the Participant, his designated beneficiary or any other person. Any funds which may be invested under the provisions of this MIP shall continue for all purposes to be a part of the general assets of the Company and no person other than the Company shall by virtue of the provisions of this MIP have any interest in such funds. To the extent that any person acquires a right to receive payments from the Company under this MIP, such right shall be no greater than the right of any unsecured general creditor of the Company.

2. Purpose. The purpose of the MIP is to attract and retain in the employ of the Company persons possessing outstanding management skills and competence who will contribute substantially to the success of the Company. The MIP is intended to provide incentives to such persons to exert their maximum efforts on behalf of the Company by rewarding them with additional compensation when the Company or Profit Center and/or the Participant have achieved the financial performance and Individual Business Objectives, respectively, provided for in the MIP.

3. Effective Date and Performance Periods. The effective date of the amended and restated MIP is November 1, 2000. The Plan Year shall be the 12 consecutive-month period ending September 30 of each year. The MIP will continue in effect until and unless terminated by the Board of Directors.

4.   Definitions. The definition of key terms are as follows:

     a. "Base Salary" means the base salary, as set by the Company, paid to the Participant during the Plan Year, exclusive of any amounts payable under bonus and incentive plans, severance plans, option plans, and any other benefit or welfare plan of the Company now or hereafter existing.

     b.   "Bonus Award Opportunity" means 200% of Base Salary.
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     c.   "Change in Control" shall have the meaning set forth in Section
          14.d.1.
     d. "Committee" means the Compensation Committee of the Board of Directors of the Company or, if any member of the Compensation Committee is not
          (i) an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code of 1986 and the rules and regulations thereunder or (ii) a "non-employee director" within the meaning of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder ("Section 16"), the Committee shall set up a subcommittee comprised solely of outside directors and non-employee directors for purposes of all matters arising under this MIP involving "officers" within the meaning of Rule 16a-1(f) under Section 16 ("Executive Officer") and Covered Employees as defined herein.

     e.   "Company" means Alberto-Culver Company or a Subsidiary.

     f. "Covered Employee" means a Participant who is a "covered employee" within the meaning of Section 162(m) of the Internal Revenue Code of 1986 and the rules and regulations thereunder during the Plan Year at issue.

     g. "Employee" means any person, including an officer or director, who is employed on a permanent basis by, and receives a regular salary from, the Company.

     h. "Exempt Person" and "Exempt Persons" shall have the meaning set forth in Section 14.d.2.

     i.   "Incumbent Board" shall have the meaning set forth in Section 14.d.3.

     j. "Individual Business Objectives" means the objectives as set forth in a letter of recommendation prepared by the Participant and agreed upon by (i) the Chairman, any Vice Chairman or the President of the Company, (ii) the President of Alberto-Culver International, Inc., Alberto-Culver USA, Inc. or Sally Beauty Company, Inc. or (iii) the Committee.

     k. "Participant" means any Employee of the Company who has been selected to participate in the MIP.

     l. "Plan Year" shall be the Company's fiscal year for financial reporting purposes (i.e., the 12 consecutive-month period ended September 30).

     m. "Profit Center" means a division or Subsidiary of the Company which is responsible for preparing and submitting annual sales and pre-tax profit (loss) objectives.

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     n.   "Subsidiary" means any corporation in which the Company owns (directly or indirectly) 50% or more of the outstanding stock entitled to vote for directors.

5. Eligibility. Participation in the MIP is limited to key salaried Employees of the Company and its Subsidiaries. Each Plan Year, the Committee shall designate those eligible Employees who will participate in the MIP during that Plan Year. In the event an employee who would be eligible to participate in the MIP is hired after the beginning of the Plan Year, the Committee may, but need not, designate such employee as a Participant for such Plan Year; provided, however, that no employee shall be eligible to participate in the MIP for any Plan Year in which he or she was employed with the Company for less than four months. In the event a new employee is designated as a Participant, the Committee shall notify the new Participant of his or her financial performance award opportunities and his or her Individual Business Objectives on which any cash award will be based. The Committee shall make such adjustments to the new Participant's actual cash award as the Committee deems necessary or appropriate to take into account the fact that such Participant was not employed for the entire Plan Year.

6. Award Opportunities. Actual awards can range from 0% to 100% of the Bonus Award Opportunity (a maximum of 200% of Base Salary or $4.0 million, whichever is less) based on actual performance compared to the performance objectives established for the Plan Year. The total Bonus Award Opportunity will relate to the financial performance of the Company, one or more Profit Centers, or Individual Business Objectives or any combination thereof. Notwithstanding anything to the contrary hereinabove set forth in this
     Section 6 or in Section 8 or 9 of the MIP, but subject in all respects to Sections 7 and 14 of the MIP, any Bonus Award Opportunity and the amount of any annual award, other than a Change in Control Award (as such term is defined in Section 14.b of the MIP), payable to any Participant other than a Covered Employee may be (i) increased or decreased by up to 25% of such Participant's Base Salary as the Committee, in its sole discretion, shall determine based on such factors and circumstances as the Committee shall deem appropriate or (ii) decreased by such amount as the Committee, in its sole discretion, shall determine in the event a Participant (a) is found to have violated any policy contained in the applicable Compliance Policy Manual, (b) is placed on probation at any time during the Plan Year, (c) has engaged in purposeful diversion, and/or (d) has engaged in activities intended to enhance current Plan Year awards to the detriment of future periods (e.g. inadequate marketing expenditures that artificially increase short-term profits, unnecessary year end loading shipments or promotions that build sales for the short-term, etc.)

7. Maximum Award Payable. The maximum award payable under the MIP to a single Participant may not exceed the lesser of $4.0 million or 200% of such Participant's Base Salary per fiscal year of the Company.

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8.   Financial Performance Award Opportunities. Each Participant will be assigned financial performance award opportunities for the Company and/or the Profit Center for the Plan Year. Financial performance award opportunities will be based upon sales, pre-tax earnings, and, except for Covered Employees, any other measurements the Committee shall deem appropriate.

     Each Participant will be notified in writing ("Participant Letter") of his or her Bonus Award Opportunity, the Participant's financial performance opportunities set for the Company and/or his or her Profit Center, if applicable, and the portion of his or her Bonus Award Opportunity allocated to the Participant's Individual Business Objectives, if any. The Participant Letter will specify the percentage of the Bonus Award Opportunity that will be earned based upon the extent to which such objectives are achieved, subject to adjustment pursuant to Section 6.

     At the end of each Plan Year, the Committee shall certify the awards that have been attained by each Participant. Except as otherwise provided in
     Section 14 hereof, no award may be payable to a Participant prior to such certification.

     The Committee shall have the sole authority to set all financial performance opportunities and to modify such financial performance opportunities during the Plan Year as deemed appropriate; provided, however, that the Committee may not modify the performance objectives during a Plan Year to increase the award payable to a Covered Employee.

9. Individual Business Objectives. Except for Covered Employees, the Committee, at its sole discretion, may allocate a portion of a Participant's Bonus Award Opportunity for the Plan Year to the Participant's Individual Business Objectives. Subject to Section 7, awards for the achievement of these objectives can range from 0% to 150% of the Bonus Award Opportunity assigned thereto. The Committee shall determine the actual level of performance achieved by Participants for their Individual Business Objectives.

10.  Administration--Powers and Duties of the Committee.

     a. Administration. The Committee shall be responsible for the administration of the MIP. The Committee, by majority action, is authorized to interpret the MIP, to prescribe, amend, and rescind rules and regulations relating to the MIP, to provide for conditions and assurances deemed necessary or advisable to protect the interest of the Company and to make all other determinations necessary or advisable for the administration of the MIP. Determinations, interpretations, or other actions made or taken by the Committee pursuant to the provisions of the MIP shall be final and binding and conclusive for all purposes and upon all persons whomsoever. No member of the Committee shall be liable for any action or determination made in good faith with respect to the MIP or any annual award made hereunder.

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     b.   Amendment, Modification, and Termination of MIP. The Board of
     Directors or the Committee may at any time terminate, and from time to time may amend or modify the MIP, except that no amendment by the Committee shall increase the amount of an annual award payable to a Covered Employee for performance achieved during the Plan Year of such amendment or any previous Plan Year or allow a member of the Committee to be a Participant. Termination of the MIP shall not be effective with respect to the Plan Year in which it occurs.

11.  Payment of Annual Award.

     a. Payment of Award. The Company shall pay the annual award to the Participant after the award has been determined and certified by the Committee, but no later than December 15th of each year.

     b. Changes in Employment Status. Except as set forth in the following sentence, if a Participant's employment terminates during a Plan Year or after the end of the Plan Year, but prior to the payment of the annual award, no award will be payable for that Plan Year. If the Participant's employment terminates during the Plan Year or after the end of the Plan Year but prior to the payment of the annual award due to death, disability or retirement, the Committee shall have the sole authority and discretion to award a Participant (or his or her beneficiary) a portion of the annual award that would otherwise be payable with respect to that Plan Year.

     c. Deferral of Award. A Participant may, in writing filed with the Committee within 30 days following the receipt of his or her Participant Letter (but in no event later than December 15, of the applicable Plan
     Year), elect to defer payment of all or a portion of his or her annual cash award so that it shall be paid in not more than ten equal annual installments commencing the January 15th, or such other date selected by the Participant and approved by the Committee, following his or her (i) retirement or termination of employment with the Company or (ii) attainment of the age specified by the Participant. Any election to defer until the attainment of a specified age shall have a payment commencement date no sooner than three years from the date of the applicable Participant Letter. Such election to defer shall designate the number of annual installments and the timing of such installments and shall, except as provided below, be irrevocable. If such election fails to specify a time for payment, such payment shall be paid in a lump sum on the January 15th following the Participant's retirement or termination of employment with the Company. The deferral of any annual award shall not be less than $10,000, which amount may be changed by the Committee from time to time in its sole discretion.

     The Participant may request to receive an early distribution of all or a portion of any amounts deferred hereunder. A single-sum payment will be paid to Participants who request such distribution. An early distribution paid to a Participant shall cause the

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     Participant to forfeit all right, title or claim to an amount equal to 10%
     of such early distribution. Such 10% penalty shall first reduce the remaining balance of the amounts deferred hereunder immediately following the early distribution and then shall reduce the early distribution payable to the Participant.

     Notwithstanding the preceding paragraph, any request for an early distribution on account of an "unforeseeable emergency" shall not bear the 10% early distribution penalty. For purposes of this Section 11(c), an unforeseeable emergency is a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent (as defined in Section 152(a) of the Internal Revenue Code) of the Participant, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances beyond the control of the Participant. The determination of whether a request for an early distribution is on account of an unforeseeable emergency shall be made by the sole discretion of the Committee, who shall apply the standards of Section 457 of the Internal Revenue Code.

     Any early distribution on account of an unforeseeable emergency may not be made to the extent such hardship is or may be relieved by (i) reimbursement or compensation by insurance or otherwise, (ii) liquidation of the Participant's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, (iii) obtaining a loan either within the provisions of any benefit plan of the Company or its subsidiaries or from a third party lender or (iv) cessation of deferrals under the MIP. Early distributions because of an unforeseeable emergency will only be permitted to the extent reasonably needed to satisfy the emergency need in addition to any amounts necessary to pay any federal, state or local income taxes reasonably anticipated to result from the early distribution.

     d. Interest Payable on Deferred Payments. Any annual award to which a Participant shall have elected deferred payment hereunder shall bear interest, compounded annually, at the prime rate of interest as such rate is set, from time to time, by the First National Bank of Chicago or its successor, but in no event shall such rate exceed 10%. A separate accounting shall be maintained for each Participant with respect to the deferred payments hereunder.

     e. Investment in Alberto-Culver Company Stock. As an additional alternative to lump sum cash payment, a Participant may elect, within 30 days following the receipt of his or her Participant Letter (but in no event later than December 15, of the applicable Plan Year), to receive all or a portion of his or her annual award, less withholding taxes, in Alberto-Culver Company Class A Common Stock, but this shall not constitute a deferred payment for purposes of this MIP. Awards payable, in whole or in part, in Class A Common Stock shall be the number of shares of Class A Common Stock that a Participant could have purchased based upon the closing price of such shares on the last

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     trading day of the applicable fiscal year.

12. Beneficiary. If a Participant dies before receiving the annual award and/or any previously deferred awards to which he or she is entitled to under the MIP, such awards shall be paid to such person whom the Participant has designated by an instrument in writing, and in a form acceptable to the Board of Directors, executed by the Participant and delivered to the Board of Directors in care of the Secretary of the Company during the Participant's lifetime. Such designation may be revoked or modified by the Participant from time to time by an instrument in writing in a form acceptable to the Board of Directors, executed by the Participant and delivered to the Board of Directors in care of the Secretary of the Company during the Participant's lifetime. If no such designation is delivered to the Board of Directors, or if no such designated beneficiary is then living, the annual award shall be paid to the surviving spouse of the Participant, or in the event there is no such surviving spouse, to the estate of the Participant.

13. Withholding Payroll Taxes. To the extent required by the laws in effect at the time payments are made or earned, the Company shall withhold from the annual cash, stock or deferred award made hereunder an amount necessary to satisfy any taxes required to be withheld for federal, state, or local governmental purposes.

14.  Change in Control.

     a. Application. Notwithstanding any other provision of the Plan, the provisions of this Section 14 shall apply on and after the date that a Change in Control (as defined in Section 14.d.1.) occurs. Any award payable to a Participant pursuant to this Section 14 for a Plan Year shall be in lieu of any award otherwise payable under the Plan.

     b. Determination of Awards. Upon the occurrence of a Change in Control, each Participant shall be eligible to receive an award (a "Change in Control Award") equal to an amount calculated by multiplying (i) the bonus award percentage obtained by taking (a) the financial performance of the Company or Profit Center, as the case may be, from the start of the applicable fiscal year to the date of the Change in Control (or, in the case of the date of the Change in Control not being as of a month end, to the end of the month immediately preceding the date of the Change in Control) and comparing it to the performance during the same period in the preceding fiscal year and assuming such financial performance (increases or decreases in sales and pre-tax earnings or other relevant measurements) has been achieved for the full fiscal year plus (b) the achievement of 100% of the Participant's Individual Business Objectives, if any, for such Plan Year by (ii) the Base Salary of the Participant up to and including the date of the Change in Control. The amount of any such Change in Control Award shall not be subject to revision or adjustment.

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     c.   Payment of Awards.

          1.   Payment.  Notwithstanding anything in this Plan to the contrary,
               -------
          each Participant (or Beneficiary thereof) shall be paid the Change in Control Award, determined pursuant to Section 14.b., no later than 30 days after the date of the occurrence of the Change in Control (the "Payment Date"), in the form of a single lump sum cash payment. Such award shall not be subject to forfeiture for any reason.

          2.   Interest on Late Payment.  If any amount to be paid to a
               ------------------------
          Participant (or Beneficiary thereof) pursuant to Section 14.c.1. is not paid in full by the Payment Date, then the Company shall also pay to that Participant (or Beneficiary) interest on the unpaid amount for the period beginning on the Payment Date and ending on the date that the amount is paid in full. The amount of interest to be paid to a Participant (or Beneficiary thereof) pursuant to this Section 14.c.2. shall be computed using an annual rate equal to two percent above the prime rate from time to time in effect, as published under "Money Rates" in The Wall Street Journal, but in no event higher than the
                    -----------------------
          maximum legal rate permissible under applicable law. Payments received by a Participant (or Beneficiary thereof) under the Plan shall be credited first against accrued interest until all accrued interest is paid in full before any such payment is credited against the amount payable pursuant to Section 14.c.1.

     d.   Definitions.

          1.   The term "Change in Control" means:

                    A. The occurrence of any one or more of the following events:

                              (i) The acquisition by any individual, entity or group (a "Person"), including any "person" within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act of both (x) 20% or more of the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities") and (y) combined voting power of Outstanding Company Voting Securities in excess of the combined voting power of the Outstanding Company Voting Securities held by the Exempt Persons (as such term is defined in Section 14.d.2.); provided, however,
                                                           --------  -------
                              that a Change in Control shall not result from an

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                    acquisition of Company Voting Securities:

                          (a) directly from the Company, except as otherwise provided in Section 14.d.1.B(i);

                          (b)  by the Company, except as otherwise provided in
                          Section 14.d.1.B(ii);

                          (c)  by an Exempt Person;

                          (d) by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or

                          (e) by any corporation pursuant to a reorganization, merger or consolidation involving the Company, if, immediately after such reorganization, merger or consolidation, each of the conditions described in clauses (a) and (b) of Section 14.d.1.A(iii) shall be satisfied.

                  (ii) The cessation for any reason of the members of the Incumbent Board (as such term is defined below) to constitute at least a majority of the Board of Directors.

                  (iii) Approval by the stockholders of the Company of a reorganization, merger or consolidation unless, in any such case, immediately after such reorganization, merger or consolidation:

                          (a) more than 60% of the combined voting power of the then outstanding securities of the corporation resulting from such reorganization, merger or consolidation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals or entities who were the beneficial owners of the combined voting power of all of the Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation; and

                          (b) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board of Directors providing for such reorganization, merger or consolidation.

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                    (iv)  Approval by the stockholders of the Company of the
                    sale or other disposition of all or substantially all of the assets of the Company other than (x) pursuant to a tax-free spin-off of a subsidiary or other business unit of the Company or (y) to a corporation with respect to which, immediately after such sale or other disposition:

                              (a) more than 60% of the combined voting power of the then outstanding securities thereof entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the combined voting power of all of the Outstanding Company Voting Securities immediately prior to such sale or other disposition; and

                              (b) at least a majority of the members of the board of directors thereof were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board of Directors providing for such sale or other disposition.

                    (v) Approval by the stockholders of the Company of a plan of complete liquidation or dissolution of the Company.

               B.  Notwithstanding the provisions of Section 14.d.1.A(i):

                    (i) no acquisition of Company Voting Securities shall be subject to the exception from the definition of Change in Control contained in clause (a) of Section 14.d.1.A(i) if such acquisition results from the exercise of an exercise, conversion or exchange privilege unless the security being so exercised, converted or exchanged was acquired directly from the Company; and

                    (ii) for purposes of clause (b) of Section 14.d.1.A(i), if any Person (other than the Company, an Exempt Person or any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company) shall, by reason of an acquisition of Company Voting Securities by the Company, become the beneficial owner of (x) 20% or more of the combined voting power of the Outstanding Company Voting Securities and (y) combined voting power of Outstanding Company Voting Securities in excess of the combined voting power of the Outstanding Company Voting Securities held by the

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                    Exempt Persons, and such Person shall, after such
                    acquisition of Company Voting Securities by the Company, become the beneficial owner of any additional Outstanding Company Voting Securities and such beneficial ownership is publicly announced, such additional beneficial ownership shall constitute a Change in Control.

          2. The term "Exempt Person" (and collectively, the "Exempt Persons") means:

                    A.  Leonard H. Lavin or Bernice E. Lavin;
                    B. any descendant of Leonard H. Lavin and Bernice E. Lavin or the spouse of any such descendant;

                    C. the estate of any of the persons described in Section 14.d.2.A. or B.;

                    D. any trust or similar arrangement for the benefit of any person described in Section 14.d.2.A. or B.; or

                    E. the Lavin Family Foundation or any other charitable organization established by any person described in Section 14.d.2.A. or B.

          3. The term "Incumbent Board" means those individuals who, as of October 24, 1996, constitute the Board of Directors, provided that:
                                                               --------

                    A. any individual who becomes a director of the Company subsequent to such date whose election, or nomination for election by the Company's stockholders, was approved either by the vote of at least a majority of the directors then comprising the Incumbent Board or by the vote of at least a majority of the combined voting power of the Outstanding Company Voting Securities held by the Exempt Persons shall be deemed to have been a member of the Incumbent Board; and

                    B. no individual who was initially elected as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board of Directors or the Exempt Persons shall be deemed to have been a member of the Incumbent Board.

15. No Employment Rights. Nothing in this MIP shall interfere with or limit in any way the right of the Company to terminate any Participant's employment at any time for any reason, or confer upon any Participant any right to continue in the employ of the Company or its Subsidiaries.

16. Non-Assignability. Except as provided herein upon the death of a Participant, no right or interest of a Participant in any annual award shall be (a) assignable or transferable in

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     whole or in part, either directly or by operation of law or otherwise; (b)
     subject to any obligation or liability of any person; or (c) subject to seizure or assignment or transfer through execution, levy, garnishment, attachment, pledge, bankruptcy, or in any other manner.

17. Stockholder Adoption. The MIP was approved and adopted at the annual meeting of stockholders held on January 26, 1995 and re-approved at the annual meeting of stockholders held on January 28, 1999. The MIP shall be submitted to stockholders for re-approval no less often than every five years.

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